                                                                     EXHIBIT 5.1


                                LATHAM & WATKINS
                       505 Montgomery Street, Suite 1900
                        San Francisco, California 94111
                                 (415) 391-0600



                                January 9, 2002


Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, Texas 75057

                  Re:     $400,000,000 Aggregate Principal Amount
                          of 10-5/8% Series D Senior Subordinated Notes due 2007

Ladies and Gentlemen:

                  In connection with the registration of $400,000,000 aggregate principal amount of 10-5/8% Series D Senior Subordinated Notes due 2007 (the "Securities") by Fleming Companies, Inc., an Oklahoma corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by the Company's wholly-owned domestic subsidiaries listed on Schedule A hereto (the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on January 9, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of October 15, 2001 (the "Indenture") by and among the Company, the Guarantors and Manufacturers and Traders Trust Company, as trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 10-5/8% Series B Senior Subordinated Notes due 2007 and 10-5/8% Series C Senior Subordinated Notes due 2007 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

LATHAM & WATKINS

Fleming Companies, Inc.
January 9, 2002
Page 2

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and, solely with respect to paragraph 2, the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. McAfee & Taft has separately provided to you an opinion with respect to the due incorporation or formation, valid existence and good standing of each of the Company and the Guarantors (other than Richmar Foods, Inc.) and the authorization of the Operative Documents, and the execution and delivery of the Indenture. With your permission and the permission of McAfee & Taft, we have assumed that such opinion is correct.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

                  1. The Securities, when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  2. The Guarantee to be executed and delivered by Richmar Foods, Inc., a California corporation ("Richmar") has been duly authorized by all necessary corporate action of Richmar.

                  3. Each of the Guarantees, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

                  The opinions rendered in paragraphs 1 and 3 relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, including whether acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of the Company's obligation to offer to repurchase the Securities upon the occurrence of a Change of Control (as such term is defined in the Indenture) pursuant to Section 1009 of the Indenture.

LATHAM & WATKINS

Fleming Companies, Inc.
January 9, 2002
Page 3


                  We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company and the Guarantors under the Operative Documents to which each is a party may be dependent upon such matters, we have assumed for purposes of this opinion that:
(i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to perform its obligations under each Operative Document to which it is a party, and (c) has duly authorized, executed and delivered each such Operative Document; (ii) the Indenture constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                     Very truly yours,


                                     /s/ LATHAM & WATKINS

                                   Schedule A

                                   GUARANTORS

                     Guarantors                                       State of Jurisdiction of Formation
                     ----------                                       ----------------------------------
                     ABCO Food Group, Inc.                                          Nevada
                     ABCO Markets, Inc.                                            Arizona
                     ABCO Realty Corp.                                             Arizona
                     AG, L.L.C.                                                    Oklahoma
                     American Logistics Group, Inc.                                Delaware
                     Arizona Price Impact, L.L.C.                                  Oklahoma
                     Baker's Food Group, Inc.                                       Nevada
                     Cardinal Wholesale, Inc.                                     Minnesota
                     Dunigan Fuels, Inc.                                            Texas
                     FAVAR CONCEPTS, LTD.                                          Delaware
                     Fleming Food Management Co., L.L.C.                           Oklahoma
                     Fleming Foods of Texas, L.P.                                  Oklahoma
                     Fleming International Ltd.                                    Oklahoma
                     Fleming Supermarkets of Florida, Inc.                         Florida
                     Fleming Transportation Service, Inc.                          Oklahoma
                     Fleming Wholesale, Inc.                                        Nevada
                     Food 4 Less Beverage Company, Inc.                             Texas
                     FuelServ, Inc.                                                Delaware
                     Gateway Insurance Agency, Inc.                               Wisconsin
                     LAS, Inc.                                                     Oklahoma
                     Minter-Weisman Co.                                           Minnesota
                     Piggly Wiggly Company                                         Oklahoma
                     Progressive Realty, Inc.                                      Oklahoma
                     Rainbow Food Group, Inc.                                       Nevada
                     Retail Investments, Inc.                                       Nevada
                     Retail Supermarkets, Inc.                                      Texas
                     RFS Marketing Services, Inc.                                  Oklahoma
                     Richmar Foods, Inc.                                          California
                     Scrivner Transportation, Inc.                                 Oklahoma